Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-81825 on Form S-8 and in Amendment No. 1 to Registration Statement No. 333-110941 on Form F-3 of our reports dated May 29, 2007, relating to the financial statements of Vodafone Group Plc (which expresses an unqualified opinion and includes an explanatory paragraph relating to the nature and effect of differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America) and Management's Report on Internal Control over Financial Reporting, appearing in this Annual Report on Form 20-F of Vodafone Group Plc for the year ended March 31, 2007.

DELOITTE & TOUCHE LLP
Chartered Accountants and Registered Auditors
London, England
June 11, 2007